DYNEX CAPITAL, INC.
Insider Trading Policy
1.Policy Overview: Purpose
Dynex Capital, Inc. (the “Company”) has a strict policy against insider trading violations that applies to all Covered Persons (as defined herein). This policy (the “Insider Trading Policy”) assists the Company and all Covered Persons in complying with the applicable securities laws that prohibit individuals from (i) purchasing or selling securities of a company while aware of material nonpublic information about such company or (ii) disclosing material nonpublic information about a company to others (“tippees”) who may trade on the basis of such information.
Insider trading violations may be pursued vigorously by the Securities and Exchange Commission (“SEC”), the Department of Justice, and other enforcement authorities, and can be punished severely. The securities laws also impose potential liability on companies and other “controlling persons” (discussed below) if they fail to take reasonable steps to prevent prohibited insider trading by company personnel.
2.Applicability and Scope
Consequences of Violations
The consequences of an insider trading violation can be severe:
Trading and Tipping. Persons (or their tippees) who trade on material nonpublic information may be subject to significant penalties, including civil or criminal prosecution that may result in significant fines and/or imprisonment.
A person who tips information to a tippee may be subject to the same penalties as the tippee.
Controlling Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent prohibited insider trading, may also be subject to significant civil and/or criminal penalties.
Company-Imposed Sanctions. The Company takes its commitment to compliance seriously. Independent of any governmental action or penalty, a Covered Person who violates the Insider Trading Policy may be subject to Company-imposed sanctions, including immediate dismissal for cause, whether or not the failure to comply with the Insider Trading Policy results in a violation of law.

Persons Subject to the Policy
The Insider Trading Policy applies to all members of the Company’s Board of Directors and all officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, a “Designated Insider”) and other officers or employees of the Company and its subsidiaries as well as any consultant or contractor of the Company and its subsidiaries who is aware of, or has access to, material nonpublic information regarding the Company (each, together with any Designated Insider, a “Covered Person”). The Insider Trading Policy also applies to family members and other members of the household of a person who is subject to the Insider Trading Policy, and entities that are controlled or influenced by a person who is subject to the Insider Trading Policy, as described further below.
Transactions by Family Members and Members of Your Household. The Insider Trading Policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they engage in a transaction in Company securities). You are responsible for the transactions of these other persons and, therefore, should make them aware of the need to check with you before they engage in any transaction in the Company’s securities, and you should treat all such transactions for the purposes of the Insider Trading Policy and applicable securities laws as if the transactions were for your own account.
Transactions by Entities that You Influence or Control. The Insider Trading Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). Transactions by these Controlled Entities should be treated for the purposes of the Insider Trading Policy and applicable securities laws as if they were for your own account.
You are personally responsible for ensuring that you do not engage in prohibited insider trading. You are also personally responsible for ensuring that your family members, other members of your household and any Controlled Entities do not engage in prohibited insider trading. You should refer to the Insider Trading Policy before any transaction, use good judgment, and seek guidance whenever you are in doubt.
3.General Requirements
Transactions Subject to the Policy
The Insider Trading Policy applies to transactions in the Company’s securities, including the Company’s common stock, preferred stock, and any other type of securities that the Company may issue, including without limitation options to purchase the Company’s stock, convertible debentures, and warrants. This Policy also applies to all trading or other transactions in the securities of certain other companies where the person trading used information obtained while working for the Company.

The Insider Trading Policy provides exceptions for certain transactions that do not raise concerns about violating federal securities laws. Those transactions are specifically identified below under the headings “Transactions Under Company Plans,” “Gifts,” and “Rule 10b5-1 Trading Plans.”
Statement of Policy
It is the policy of the Company that:
i.No Covered Person who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, engage in transactions in the securities of the Company, except as otherwise specified below under the headings “Transactions Under Company Plans,” “Gifts,” and “Rule 10b5-1 Trading Plans.”
ii.No Covered Person who is aware of material nonpublic information relating to the Company may engage in any other action to take personal advantage of that information, pass that information on to others outside the Company, including family and friends, or recommend that others engage in transactions in the Company’s securities.
iii.If a Covered Person learns, in the course of working for the Company, of material nonpublic information about another company with which the Company does business (including a counterparty or supplier of the Company), the individual may not engage in any transaction in that other company’s securities until the information becomes public or is no longer material and may not pass that information on to others outside the Company, including family and friends.
iv.There are no exceptions to the Insider Trading Policy, except as specifically noted herein. Transactions that a person may feel to be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from the Insider Trading Policy. The securities laws do not recognize such mitigating circumstances.
Recognizing Material Nonpublic Information
Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality in this context; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight, as described below in more detail under the heading “Twenty-Twenty Hindsight.” While it is not possible to identify all types of material information, some examples of information that ordinarily would be regarded as material are:

•projections of future earnings or losses, or other earnings guidance;
•earnings that are inconsistent with the consensus expectations of the investment community;
•significant changes to the Company’s investment portfolio or investment strategy;
•a pending or proposed merger, acquisition, divestiture, tender offer, or other significant transaction;
•a pending or proposed acquisition or disposition of a significant asset;
•a change in dividend policy or the declaration of a stock split;
•a pending or proposed offering of additional securities;
•a pending or proposed joint venture;
•pending or threatened significant litigation or the resolution of such litigation;
•bank borrowings or other financing transactions out of the ordinary course of business;
•a change in management;
•a significant cybersecurity incident; and
•impending bankruptcy or the existence of severe liquidity problems.
When Information is “Public”. Information should not be considered public until it has been disclosed broadly, or “widely disseminated” to the marketplace (e.g., through an SEC filing or press release). Once information is widely disseminated, it is still necessary to provide the investing public with enough time to absorb the information fully. As a general rule, information should not be considered fully absorbed by the marketplace until one full trading day has elapsed since the information was released. If, for example, the Company makes a material announcement on a Monday after trading begins, you should not purchase or sell the Company’s securities until Wednesday. If an announcement is made on a Friday after trading begins, Tuesday generally would be the first eligible trading day for a purchase or sale.
If you have any question as to whether information should be considered material or publicly available, please err on the side of caution and direct an inquiry to the Chief Legal Officer.
Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information to the public. You may not disclose the Company’s material nonpublic information to anyone outside the Company, including family members and friends, or discuss such information through online social media, a blog, or any similar Internet-based forum, other than in accordance with the Company’s procedures. Even within the Company, material nonpublic information should not be shared with or accessed by any person who does not need that information as part of his or her Company responsibilities or job function.
Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Exceptions to the Policy
Transactions Under Company Plans. The Insider Trading Policy does not apply to the following transactions under Company plans, except as specifically noted below:
Stock Option Exercises and Exercises of Stock Appreciation Rights. The Insider Trading Policy does not apply to the exercise of a director or employee stock option or stock appreciation right granted under any Company stock incentive plan, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or stock appreciation right to satisfy tax withholding requirements. The Insider Trading Policy (including the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods,” if applicable) does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. The Insider Trading Policy (including the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods,” if applicable) also applies to any market sale of stock received upon exercise of an option or stock appreciation right.
Restricted Stock Awards. The Insider Trading Policy does not apply to the vesting of restricted stock granted under any Company stock incentive plan, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an award to satisfy tax withholding requirements upon the vesting of any restricted stock. The Insider Trading Policy (including the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods,” if applicable) does apply, however, to any market sale of previously restricted stock upon vesting.
401(k) Plan. The Insider Trading Policy does not apply to automatic purchases of Company stock in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to a deduction election or pursuant to periodic reinvestment of cash dividends allocated to the Company stock fund, if one is implemented. The Insider Trading Policy (including the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods,” if applicable) does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to a Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of a Company stock fund, (c) an election to participate in the reinvestment of cash dividends allocated to the Company stock fund, if such reinvestment is offered under the 401(k) plan on an elective basis, (d) an election to change the level of cash dividend reinvestment or to cease participating in the reinvestment of cash dividends allocated to the Company stock fund, if such reinvestment is offered under the 401(k) plan on an elective basis, (e) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your balance in a Company stock fund, and (f) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to a Company stock fund.

Employee Stock Purchase Plan. The Insider Trading Policy does not apply to automatic purchases of Company stock in an employee stock purchase plan, if one is implemented, resulting from the periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. The Insider Trading Policy also does not apply to purchases of Company stock resulting from lump-sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The Insider Trading Policy (including the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods,” if applicable) does apply, however, to your election to participate in the plan for any enrollment period (either through periodic contributions or lump-sum contributions), and to your sales of Company stock purchased pursuant to the plan.
Dividend Reinvestment Plan. The Insider Trading Policy does not apply to automatic purchases of Company stock under a dividend reinvestment plan, if one is implemented, or under a broker-provided dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The Insider Trading Policy (including the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods,” if applicable) does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to such a plan, and to your election to participate in such a plan or to increase your level of participation in such a plan. The Insider Trading Policy (including the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods,” if applicable) also applies to your sale of any Company stock purchased pursuant to such a plan.
Gifts. The Insider Trading Policy does not apply to bona fide gifts of securities (including contributions to a trust and similar transfers) except as specifically noted in this section. The Insider Trading Policy applies to a bona fide gift of securities if the person making the gift has reason to believe that the recipient intends to sell such securities while the Covered Person is aware of material nonpublic information. In the case of charitable donations of securities, the recipient often intends to sell the donated securities upon or shortly after receipt of the donation. As a result, the Insider Trading Policy applies to all charitable donations of Company securities and, accordingly, no Covered Person may make a charitable donation of Company securities while in possession of material nonpublic information relating to the Company. In addition, a Designated Insider who is subject to the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods” may not make a gift, including a charitable donation, of Company securities during a quarterly or event-specific blackout period and is encouraged to follow the pre-clearance procedures for any gifts, including any charitable donations, outside of the blackout periods, all as set forth below.
Rule 10b5-1 Trading Plans. The SEC adopted Rule 10b5-1 under the Exchange Act to assist insiders of public companies in carrying out personal trading programs with reduced risk of violating insider trading laws. Consistent with Rule 10b5-1, the Insider Trading Policy permits Designated Insiders to implement written plans to purchase or sell Company securities even when in possession of material nonpublic information, provided the plan meets the conditions described below (any such plan, a “Trading Plan”). The Trading Plan must specify the dates, prices, and amounts of the contemplated trades or establish a formula for determining the dates, prices, and amounts, as described further below.
Trading Plans for Designated Insiders
Trading Plans for Designated Insiders must comply with Rule 10b5-1, including the following requirements:
Company Approval. The Chief Legal Officer must review and approve any Trading Plan prior to its effectiveness, as well as any proposed modifications to a Trading Plan prior to the effectiveness of any such modification. Anyone seeking to establish a Trading Plan should contact the Chief Legal Officer at least two weeks prior to the proposed effective date of the Trading Plan. The acceptance by the Chief Legal Officer of a Trading Plan does not, however, mean that it automatically meets the requirements of Rule 10b5-1 or that persons adopting such Trading Plans will be insulated from insider trading liability; it is the responsibility of the individual to ensure compliance with insider trading laws and regulations, including Rule 10b5-1;
Adoption. At the time of adoption, a Designated Insider who is initiating a Trading Plan may not be aware of any material nonpublic information about the Company or its securities and must adopt the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Exchange Act. The relevant Designated Insider must personally certify, through the Trading Plan, as such;
No Subsequent Influence. The Trading Plan must (1) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, (2) include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (3) not permit the Designated Insider who is initiating the plan to exercise any subsequent influence over how, when, or whether to effect purchases or sales and, in addition, any other person who, pursuant to the contract, instruction or plan did exercise such influence, must not have been aware of material nonpublic information when doing so;
Single Trade Plans. The Trading Plan must meet the twelve-month limitation on single transaction plans set forth in Rule 10b5-1, subject to certain exceptions (i.e., to permit sell-to-cover plans);
Duration. The Trading Plan must have a minimum duration of six months and a maximum duration of 18 months;

One Plan at a Time. No one may adopt more than one Trading Plan at a time, except as specifically permitted by Rule 10b5-1; and
Cooling-Off Period. When a Designated Insider is establishing or amending a Trading Plan, no purchases or sales pursuant to a plan may occur until the expiration of a cooling-off period ending on the later of (i) 90 days after the adoption or modification of the plan, and (ii) two business days following the disclosure of the Company’s financial results on a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted or modified; provided, however, that in no event shall the required cooling-off period exceed 120 days. An amendment or change to a Trading Plan that is treated as a termination of such plan and adoption of a new plan under Rule 10b5-1 shall be treated similarly for purposes of these requirements (including with respect to cooling-off periods). Furthermore, Trading Plans cannot be entered into or amended during an applicable quarterly or event-specific blackout period.
Once the Trading Plan is properly established in accordance with this section, transactions effected pursuant to such plan are excepted from the Insider Trading Policy. For the avoidance of doubt, this means that such transactions may occur during a quarterly or event-specific blackout period and are not subject to further pre-clearance at the time of the transaction.
Although Trading Plans may help insiders avoid trading on the basis of material nonpublic information, they do not eliminate the requirements and prohibitions contained in other relevant securities laws. Any trading plan must comply with the Section 16 reporting requirements and short-swing liability rules under the Exchange Act.
Other Prohibited Transactions
In addition to prohibiting both intentional and unintentional violations of the securities laws, the Insider Trading Policy also prohibits certain transactions that the Company considers to be improper and inappropriate. It is the policy of the Company that no Covered Person may engage in the following transactions, except as specifically noted below:
Short Sales. You may not engage in short sales. Short sales of the Company’s securities reflect an expectation that the securities will decline in value and may therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by the Insider Trading Policy. In addition, Section 16(c) of the Exchange Act prohibits Designated Insiders from engaging in short sales.
Publicly Traded Derivative Securities. You may not engage in transactions in options, puts, calls, or other derivative securities relating to the Company’s stock (other than the exercise of options or other awards granted under a Company stock incentive plan). A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and may therefore create the appearance that you are trading based on material nonpublic information.

Transactions in options also may focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited by the Insider Trading Policy.
Hedging Transactions. You may not engage in hedging transactions involving Company securities. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a holder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the holder may no longer have the same objectives as the Company’s other shareholders. Accordingly, hedging transactions are prohibited by the Insider Trading Policy.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to engage in any transaction in Company securities, the Insider Trading Policy prohibits all Covered Persons from holding Company securities in a margin account and from pledging Company securities as collateral for a loan.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Trading Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. The Company therefore cautions Covered Persons from placing standing or limit orders on the Company’s securities. If a Covered Person determines that they must use a standing or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in the Insider Trading Policy.
Other Applicable Provisions
Personal Responsibility. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual. Any action on the part of the Company, the Chief Financial Officer, the Chief Legal Officer, or any other employee or director pursuant to the Insider Trading Policy does not constitute legal, tax, or investment advice and does not insulate an individual from liability under applicable securities laws.

Company Assistance and Reporting. If you have any questions about the Insider Trading Policy or its application to any proposed transaction, please seek additional guidance from the Chief Legal Officer. If you suspect a violation of the Insider Trading Policy, please report it promptly to the Chief Legal Officer.
Certifications. All Covered Persons must annually certify their understanding of and intent to comply with the Insider Trading Policy. For individuals subject to the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods,” the certification also covers compliance with those additional procedures.
Post-Termination Transactions. The Insider Trading Policy continues to apply to transactions in Company securities even after termination of service to the Company. A Covered Person who is aware of material nonpublic information when he or she terminates service may not purchase or sell Company securities until that information has become public or is no longer material. In addition, an individual who is subject to the restrictions set forth below under the headings “Pre-Clearance Procedures” and “Blackout Periods” at the time of his or her termination will remain subject to those additional procedures with regard to transactions in Company securities until the expiration of any blackout period that is applicable to him or her at the time of termination of service.
Transactions by the Chief Legal Officer. If the Chief Legal Officer desires to engage in any transaction subject to the Insider Trading Policy, the Chief Legal Officer will follow all policies and procedures as outlined herein. Where such transaction requires guidance or approval, the Chief Legal Officer will seek guidance from or submit such transaction for approval to the Chief Financial Officer or President, or in the absence of such, to the Chairperson of the Board of Directors.
4.Pre-Clearance and Trading Blackouts
To prevent violations of the securities laws and to avoid even the appearance of trading on material nonpublic information, the Insider Trading Policy imposes additional restrictions on certain individuals. The following provisions apply only to the Designated Insiders, except as specifically noted below:
Pre-Clearance Procedures. Designated Insiders, together with their family members, other members of their households and any Controlled Entities, should not engage in any transaction in the Company’s securities (including making a gift) without first obtaining pre-clearance of the transaction from the Chief Legal Officer. A request for pre-clearance should be submitted to the Chief Legal Officer at least two business days in advance of the proposed transaction; provided, however, the Chief Legal Officer may approve pre-clearance requests submitted with less advance notice. The Chief Legal Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Chief Legal Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and, if the requestor is a Designated Insider, should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. Generally, any approved pre-clearance will expire on the earlier of: (i) three trading days following the pre-clearance; (ii) the implementation of a trading blackout; and (iii) your possession of material nonpublic information.
As set forth above under the heading “Rule 10b5-1 Trading Plans,” a Designated Insider who wishes to implement a trading plan under Rule 10b5-1 must pre-clear the plan with the Chief Legal Officer at least two weeks prior to the proposed effective date of the plan.
Blackout Periods.
Quarterly Blackout Periods. Subject to the next sentence, Designated Insiders, together with their family members, other members of their households and any Controlled Entities, may not engage in any transaction in the Company’s securities (other than as specifically noted in the Insider Trading Policy) during the period beginning on the last business day of the Company’s fiscal quarter and ending after one full trading day following the Company’s issuance of its quarterly earnings release. The Chief Legal Officer retains the discretion to designate any other individual as being subject to a quarterly blackout period by notifying such individual of such designation.
Event-Specific Blackout Periods. From time to time, an event may occur or may be anticipated to occur that is material to the Company and is known by only a few individuals within the Company. In addition, the Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing or other means designed to achieve widespread dissemination of the information and may assign individuals to assemble the information to be released.
In any situation in which the Chief Legal Officer determines it to be appropriate, the Chief Legal Officer retains the discretion to designate any individual as being subject to an event-specific blackout period during which he or she may not engage in any transaction in the Company’s securities (other than as specifically noted in the Insider Trading Policy) until the information has been released and fully absorbed by the market. The Chief Legal Officer will notify any such individual of such designation, which will also apply to such individual’s family members, other members of his or her household, and any Controlled Entities. Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout to any other person. The failure of the Chief Legal Officer to designate a person as being subject to an event-specific blackout period will not relieve that person of the personal obligation not to engage in any transaction while aware of material nonpublic information (other than as specifically noted in the Insider Trading Policy).
Exceptions. The Company has determined that certain transactions specifically identified in the Insider Trading Policy do not raise concerns about violating securities laws and has excepted such transactions from the Insider Trading Policy. The additional procedures set forth above under the headings “Pre-Clearance Procedures” and “Blackout Periods” do not apply to those excepted transactions.
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Policy Approver:	Board of Directors
Policy Owner:	Chief Legal Officer and Corporate Secretary
Policy Approval Date:	November 5, 2025
Review Cycle:	Every Two Years

ANNUAL CERTIFICATION
I certify that:
1.    I have read and understand the Company’s Insider Trading Policy. I understand that the Chief Legal Officer is available to answer any questions I have regarding the Insider Trading Policy.
2.    I understand that the Insider Trading Policy applies to my family members who reside with me, anyone else who lives in my household, and any family members who do not live in my household but whose transactions in Company securities are directed by me or are subject to my influence or control and that I am responsible for the transactions of these other persons and should treat transactions by these persons as if they were for my own account. I understand that the Insider Trading Policy applies to entities subject to my influence or control and that I should treat transactions by these entities as if they were for my own account.
3.    For such time as I have been an employee or director of the Company through the date hereof, I have complied with the Company’s previously stated policies regarding insider trading and the SEC rules and regulations regarding insider trading.
4.    I will comply with the Insider Trading Policy for as long as I am subject to the policy.
5.    I understand that failure to comply with the Insider Trading Policy may subject me to Company-imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law.

Signature:
Printed Name:
Date: